EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Panacos Pharmaceuticals, Inc.:

We consent to the use of our reports dated March 9, 2006, with respect to the consolidated balance sheet of Panacos Pharmaceuticals, Inc. (a development stage company) as of December 31, 2005, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005, and the period from September 29, 1999 (inception) to December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

The cumulative consolidated statements of operations, redeemable preferred stock and stockholders’ equity (deficit), and cash flows for the period September 29, 1999 (inception) to December 31, 2005 include amounts for the period from September 29, 1999 (inception) to December 31, 2004, which were audited by other auditors and our opinion, insofar as it relates to the amounts included for the period September 29, 1999 through December 31, 2004 is based solely on the report of other auditors.

/s/    KPMG LLP

Boston, Massachusetts

March 27, 2006